SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                               _____

                             FORM 8-K

                          CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15 (d)

              OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported) January 15, 1996


                Greenstone Roberts Advertising, Inc.
     (Exact name of registrant as specified in its charter)


          New York                    000-17468     11-2250305
(State or other jurisdiction of     (Commission    (IRS Employer
 incorporation)                      File Number)    ID Number)

One Huntington Quadrangle, Suite 1c14
Melville, New York                                     11747
(Address of principal executive offices)              (Zip Code)

Registrant's Telephone Number,
 including area code:                             (516) 249-2121


                              N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events

          Reference is made to the press release attached hereto and forming a part hereof.


                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         GREENSTONE ROBERTS ADVERTISING, INC.


                         By:/s/ Ronald M. Greenstone
                            Name: Ronald M. Greenstone
                            Title: Chief Executive Officer
                                   and Chairman of the Board

Dated:  January 16, 1996

[Letterhead of Greenstone Roberts Advertising, Inc.]

NEWS RELEASE

Greenstone Roberts Advertising Reports Agreement to Repurchase
2,061,900 Common Shares


          MELVILLE, N.Y.--(BUSINESS WIRE)--Jan. 15, 1996-- Greenstone Roberts Advertising, Inc. (NASDAQ:GRRI) Monday announced that it has agreed to purchase 2,061,900 shares of its issued and outstanding common stock from ZPR Investment Management, Inc. for an aggregate purchase price of $845,379, or $.41 per share, plus certain expenses.
          Closing of the transaction is expected to take place within the next week.
          Greenstone Roberts Advertising, Inc. currently has 9,536,318 shares of common stock issued and outstanding. Following completion of the transaction, the Company will have 7,474,418 common shares outstanding.
          "We are pleased to have been offered the opportunity to repurchase these shares," commented Ronald Greenstone, Chairman of Greenstone Roberts Advertising. "We believe it is an excellent use of the Company's available cash and will increase shareholder equity by approximately $.02 per share."
          Greenstone Roberts Advertising, Inc. is one of the nation's top 125 advertising agencies with capitalized billings of $80 million. In addition to print and broadcast advertising, the agency provides specialized marketing communications services to its clients, including public relations, investor relations, recruitment advertising, market research, sales promotion, direct mail and package design.
          A member of the American Association of Advertising Agencies, Greenstone Roberts is headquartered in Melville, New York and has offices in Coconut Creek, Miami and Orlando, Florida. In addition, Greenstone Roberts is a global agency with affiliated offices in major cities worldwide.


     CONTACT:  Greenstone Roberts Advertising, Inc.
               Ronald Greenstone, 516/249/2121
               Barry A. Rothman, 305/975-3500